UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 16, 2004

Toll Brothers, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09186	23-2416878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3103 Philmont Avenue, Huntingdon Valley, PA	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 938-8000

________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On December 16, 2004, Toll Brothers, Inc. (the “Company”) made the following individual awards of restricted stock under the Toll Brothers, Inc. Stock Incentive Plan (1998) to six non-employee directors of the Company, effective as of December 20, 2004: (i) 100 shares of restricted stock to Robert S. Blank; (ii) 300 shares of restricted stock to Edward G. Boehne; (iii) 100 shares of restricted stock to Roger S. Hillas; (iv) 100 shares of restricted stock to Stephen A. Novick; (v) 200 shares of restricted stock to Paul E. Shapiro; and (vi) 200 shares of restricted stock to Carl B. Marbach.

     Under the terms of each award, which are identical for each of the foregoing recipients in all respects other than the amounts, the recipient cannot sell, transfer, pledge or assign the restricted stock for a period of one year, at which time the restrictions prohibiting such sales, transfers, pledges or assignments lapse on 50% of the stock awarded to such recipient; at two years the restrictions lapse on the remaining balance. Additionally, the restrictions will lapse upon the termination of recipient’s service on the Board of Directors due to his death, disability, expiration of the recipient’s term or upon a change of control of the Company. While restrictions are in place, the recipient may vote the shares and is entitled to receive dividends. During the time the stock is restricted, it is considered “unvested” and subject to forfeiture upon termination of recipient’s service as a member of the Company’s Board of Directors.

     The foregoing description is qualified in its entirety by reference to the provisions of the form of award agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c). Exhibits.

     The following Exhibit is filed as part of this Current Report on Form 8-K:

Exhibit
No.	Item

10.1*	Toll Brothers, Inc. Stock Incentive Plan (1998), Form of Stock Award.

* Filed electronically herewith.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLL BROTHERS, INC.

Dated: December 16, 2004	By:	Joseph R. Sicree
Joseph R. Sicree
Vice President, Chief
Accounting Officer